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                                                                       Exhibit E

                                                                  CONFORMED COPY

                                      NOTE

US$23,911,884.00                                                    May 17, 2004

        FOR VALUE RECEIVED, NELSON RESOURCES LIMITED, a company organized under the laws of Bermuda ("Nelson"), hereby promises to pay to the order of CENTRAL ASIAN INDUSTRIAL HOLDINGS N.V., a corporation organized under the laws of The Netherlands Antilles, and its successors and assigns (the "HOLDER") the principal sum of Twenty-Three Million Nine Hundred Eleven Thousand Eight Hundred Eighty-Four US Dollars ($23,911,884.00) (the "PRINCIPAL AMOUNT"), in lawful money of the United States of America and in immediately available funds, on the date and in the amount specified below, together with interest thereon calculated from the date hereof in accordance with the provisions of this promissory note ("NOTE").

        Section 1. Definitions.

        "AFFILIATE" means in relation to any person, (a) any other person directly or indirectly Controlling or Controlled by or under common Control with, such person; or (b) any (i) director, officer, former director or officer, trustee or beneficiary of such person, (ii) spouse, parent, sibling or descendant of any person described in (i), and (iii) any trust (or its equivalent under any applicable law) for the benefit of any person described in
(i) or (ii).

        "CONTROL" means the right to control or cast a majority of the voting rights exercisable at a shareholders meeting (or its equivalent) of the person concerned; or the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors and/or any supervisory board of the person concerned (or its equivalent); or the possession directly or indirectly of the ability or power to direct or procure the direction of the management and policies of such person, whether through the ownership of shares, by contract or otherwise; and the terms "CONTROLLED" and "Controlling" shall be construed accordingly.

        "SHARE PURCHASE AGREEMENT" means the Share Purchase Agreement dated May 17, 2004 between NRL Acquisition Corp., a corporation incorporated under the laws of the State of Delaware, and the Holder.

        "SUBSIDIARY" means, with respect to any person, (a) any company more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such company (irrespective of whether or not at the time stock of any class or classes of such company shall have or might have voting power by reason of the happening of any contingency) is owned by such person directly or indirectly through one or more Subsidiaries of such person and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through one or more Subsidiaries of such person has more than a 50% equity interest.

        Section 2. Payment of Interest. Except as otherwise provided in Section 4, interest will accrue at the rate of ten point five percent (10.5%) per annum (the "INTEREST RATE") on the Principal Amount for the period from and including the date hereof to but

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excluding the date on which the Principal Amount shall have been paid in full.
Interest hereunder shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.    Payment of Principal.

        3.1 Scheduled Payment. Nelson will pay the Principal Amount (and all accrued interest thereon) to the Holder on May 17, 2005 (the "MATURITY DATE").

        3.2 Prepayments. This Note may not be prepaid at the option of Nelson at any time prior to the Maturity Date.

        Section 4. Default Interest. If Nelson fails to pay when due the full amount of the Principal Amount and the interest then accrued thereon, the outstanding Principal Amount and all accrued and unpaid interest thereon and all other amounts, fees, and obligations then due and payable to the Holder under this Note, shall bear interest, from and including the date of non-payment to but excluding the date of payment, at the rate equal to the Interest Rate plus four percent (4%).

        Section 5. Events of Default.

        5.1 Definition. For purposes of this Note, an event of default ("EVENT OF DEFAULT") will be deemed to have occurred if:

        (a) Nelson fails to pay when due (i) the full amount of the Principal Amount and the interest then accrued thereon under this Note or (ii) any amount required to be paid by Nelson under the Guarantee Agreement dated May 17, 2004 by Nelson in favor of the Holder (the "GUARANTEE");

        (b) Nelson fails to perform or observe any other provision contained in this Note or the Guarantee (other than as described in paragraph (a) of this Section 5.1) and, if such failure is capable of cure, Nelson does not effect such cure within twenty (20) days of Nelson's receipt of written notice from the Holder to Nelson of such failure;

        (c) Nelson makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating Nelson bankrupt or insolvent; or any order for relief with respect to Nelson is entered under the bankruptcy laws of any jurisdiction; or Nelson petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of Nelson, or of any substantial part of the assets of Nelson, or commences any proceeding relating to Nelson under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against Nelson and (i) Nelson by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within sixty (60) days;

        (d) a judgment in excess of US$10,000,000 is rendered against Nelson or any of its Subsidiaries and, within sixty (60) days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of any such stay, such judgment is not discharged; or


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        (e) Nelson or any of its Subsidiaries defaults in the performance of any obligation if the effect of such default is to cause an amount exceeding US$10,000,000 to become due prior to its stated maturity or to permit the holder or holders of such obligation to cause an amount exceeding US$10,000,000 to become due prior to its stated maturity.

        5.2 Consequences of Events of Default.

        (a) If an Event of Default described in Section 5.1 (with the exception of clause (c) thereof) has occurred, the Holder may at its option declare all or any part of the unpaid Principal Amount (together with all accrued interest thereon, the interest that would have accrued thereon if the Note had remained outstanding until the Maturity Date, and all other amounts payable in connection therewith) to be forthwith due and payable and demand immediate payment of all or any portion of such amount. If the Holder demands immediate payment of all or any portion of the amounts due under this Note, Nelson will immediately pay to the Holder all amounts demanded to be paid with respect to this Note.

        (b) If an Event of Default described in Section 5.1(c) has occurred, the Principal Amount (together with all accrued interest thereon, the interest that would have accrued if the Note had remained outstanding until the Maturity Date, and all other amounts payable in connection therewith) will become immediately due and payable without any action on the part of the Holder, and Nelson will immediately pay to the Holder all amounts due and payable with respect to this Note.

        (c) The Holder will also have any other rights which it may have been afforded under any contract or agreement at any time and any other rights which the Holder may have pursuant to applicable law.

        (d) Nelson hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note.

        Section 6. Nelson's Representations and Warranties. Nelson hereby represents and warrants that:

        (a) Nelson is a company duly organized and validly existing under the laws of Bermuda, with the requisite corporate power and authority to enter into and to perform, and has taken all necessary corporate action to authorize the execution and performance of its obligations under, this Note;

        (b) This Note constitutes a legal, valid and binding obligation of Nelson, enforceable against Nelson in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, or other similar laws affecting creditors' rights generally and be general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

        (c) The execution and delivery by Nelson of this Note and the payment obligations of Nelson contemplated hereunder do not and will not (i) violate any provision of the memorandum of association, bye-laws, certificate of incorporation or other constitutional documents of Nelson; (ii) violate any law or order of any governmental authority applicable to Nelson; or (iii) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any encumbrance


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upon any of the properties or assets of Nelson under, any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Nelson is a party or by which Nelson or its properties or assets are bound.

        Section 7. Amendment and Waiver. This Note may be waived, amended or modified only by an instrument in writing duly executed by Nelson and the Holder. Any waiver, amendment or modification effected in accordance with this
Section 7 shall be binding upon the Holder and Nelson. No other course of dealing between Nelson and the Holder or any delay in exercising any rights hereunder will operate as a waiver of any rights of the Holder.

        Section 8. Cancellation. After all of the Principal Amount and accrued interest at any time owed on this Note and all other amounts, fees and obligations due and payable to the Holder under this Note have been paid in full to the Holder, this Note will be surrendered to Nelson for cancellation and will not be reissued.

        Section 9. Place of Payment. Payments under this Note are to be delivered to the Holder to such bank account as is designated by the Holder to Nelson in writing.

        Section 10. Notices. All notices, demands, requests, statements, certificates, waivers and other communications required or permitted to be given under this Note shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

        (a)     if to the Holder, to it at:

                Central Asian Industrial Holdings N.V.
                c/o 3rd Floor, Broughton House
                6-8 Sackville Street
                London W1 3DG
                United Kingdom
                Attention: Ian Connor
                Fax: +44-20-7494 6070

                with a copy (which shall not constitute notice) to:

                White & Case
                7-11 Moorgate
                London EC2R 6HH
                United Kingdom
                Attention: Andrew Weiler
                Fax: +44-20-7600 7030


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        (b)     if to Nelson, to it at:

                Nelson Resources Limited
                7th Floor
                19 Berkeley Street
                London W1J 8ED
                United Kingdom
                Attention: R. Frederick Hodder
                Fax: +44-20-7495 8908

                with a copy (which shall not constitute notice) to:

                Coudert Brothers LLP
                60 Cannon Street
                London EC4N 6JP
                United Kingdom
                Attention: Peter O'Driscoll
                Fax: +44 20 7248 3001

or to such other person or address as either the Holder or Nelson shall specify by notice in writing to the other. All such notices, demands, requests, statements, certificates, waivers and communications shall be deemed to have been received upon receipt thereof.

        Section 11. Costs of Enforcement. In addition to the other amounts provided in this Note, the Holder will be entitled to recover all costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Holder in connection with the enforcement of this Note against Nelson.

        Section 12. Usury Laws. It is the intention of Nelson and the Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note will be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the Holder resulting from an Event of Default or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law will be canceled automatically and, if theretofore paid, will at the option of the Holder either be rebated to Nelson or credited on the Principal Amount, or if this Note has been paid, then the excess will be rebated to Nelson. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable or receivable under this Note will under no circumstances exceed the maximum legal rate upon the unpaid Principal Amount remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it will be deemed a mistake and such excess will be canceled automatically and, if theretofore paid, will at the option of the Holder either be rebated to Nelson or credited on the Principal Amount or, if this Note has been repaid, then such excess will be rebated to Nelson.

        Section 13. Set-off. Nelson shall have no right of set-off or counterclaim under this Note against any claims that Nelson or any party entitled to claim indemnification under the Share Purchase Agreement may have against the Holder, whether such claims arise under the Share Purchase Agreement, the transactions contemplated thereby or otherwise.


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        Section 14. Successors and Assigns. This Note shall be binding upon, and inure to the benefit of, Nelson and the Holder and their respective successors and permitted assigns. Nelson may not assign any of its rights or obligations under this Note without the prior written consent of the Holder. Subject to the remaining provisions of this Section 14, the Holder may not assign this Note or grant or sell a participation in this Note to any person without the prior consent of Nelson, except for an assignment, grant or sale to an Affiliate of the Holder. In the event that the Holder wishes to assign or transfer this Note to a bona fide third party at a specified offer price (the "OFFER PRICE"), the Holder shall first notify Nelson in writing of the name of such bona fide third party, the Offer Price and details of the Holder's bank account, and Nelson shall have seven (7) days from receipt of such notice to pay the Holder the Offer Price by wire transfer to the Holder's bank account. If on the eighth day after receipt of such notice, Nelson has not paid the Offer Price to the Holder, the Holder shall be free to assign or transfer this Note to such bona fide third party and Nelson shall be deemed to have given prior consent thereto.

        Section 15. Governing Law. (a) This Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

        (b) (i) Any dispute, controversy or claim (whether in contract, tort or otherwise) arising out of or relating to this Note, or the breach, termination or invalidity hereof, shall be finally and exclusively settled by arbitration by three arbitrators in London under the UNCITRAL Arbitration Rules then in force (the "RULES"). Each of Nelson and the Holder shall appoint one arbitrator in accordance with the Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the Rules within thirty
(30) days from the date of appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the London Court of International Arbitration, acting in accordance with such rules as it may adopt for this purpose. The language of the arbitration shall be English.

            (i) In the event of any conflict between the Rules and the provisions of this Note, the provisions of this Note shall prevail.

            (ii) The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Note, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction.

            (iii) The award of the arbitrators shall be final and binding on Nelson and the Holder.

            (iv) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction.

        (c) Except for arbitration proceedings pursuant to Section 15(b), no action, lawsuit or other proceeding (other than in connection with the enforcement of an arbitration decision or an action to compel arbitration) shall be brought by or between Nelson and/or the Holder in connection with any matter arising out of or in connection with this Note.


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        (d) Each of Nelson and the Holder hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Note and in performing its obligations hereunder, and each of Nelson and the Holder hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Note and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.


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        IN WITNESS WHEREOF, Nelson has caused this Note to be duly executed and delivered as of the day and year first above written.

                                       NELSON RESOURCES LIMITED

                                       By /s/ Nick Zana
                                          -------------------------------------
                                          Nick Zana
                                          Chief Executive Officer

Accepted and agreed to by:
CENTRAL ASIAN INDUSTRIAL HOLDINGS N.V.

By /s/ Askar Alshinbaev
   -----------------------------------
    Askar Alshinbaev
    Managing Director



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